Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on  Form F-3 (No. 333-111019, 333-119998, 333-126257, 333-143399, 333-167144) and in the related Prospectus and on Form S-8 (No. 333-173155, 333-118897, 333-113420, 333-141306, 333-139717) pertaining to the Employees' Share Option Plan of Pointer Telocation Ltd. of our report dated March 19, 2013 with respect to the consolidated financial statements and schedule of Pointer Telocation Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost, Forer, Gabbay & Kasierer
March 19, 2013	A Member of Ernst & Young Global